Exhibit 5.6

Linklaters LLP 35 Avenue John F. Kennedy P.O. Box 1107 L-1011 Luxembourg Telephone (352) 26 08 1 Facsimile (352) 26 08 88 88 melinda.perera@linklaters.com

To:

Eaton Corporation

1000 Eaton Boulevard

Cleveland, Ohio 44122

United States of America

3 October 2013

Dear Sirs,

Exchange Offer

1	Introduction

We have acted as Luxembourg legal advisers to Eaton Corporation in connection with the registration statement on Form S-4 (the “Registration Statement”) under the US Securities Act of 1933 by Eaton Corporation, the Companies (as defined below and certain other guarantors in relation to the $600,000,000 aggregate principal amount of its 0.950% Senior Notes due 2015 (the “2015 Exchange Notes”), $1,000,000,000 aggregate principal amount of its 1.500% Senior Notes due 2017 (the “2017 Exchange Notes”), $1,600,000,000 aggregate principal amount of its 2.750% Senior Notes due 2022 (the “2022 Exchange Notes”), $700,000,000 aggregate principal amount of its 4.000% Senior Notes due 2032 (the “2032 Exchange Notes”) and $1,000,000,000 aggregate principal amount of its 4.150% Senior Notes due 2042 (the “2042 Exchange Notes” and, together with the 2015 Exchange Notes, the 2017 Exchange Notes, the 2022 Exchange Notes and the 2032 Exchange Notes, the “Exchange Notes”), each of which have been registered under the Securities Act of 1933, for any and all of its outstanding unregistered 0.950% Senior Notes due 2015 (the “Outstanding 2015 Notes”), 1.500% Senior Notes due 2017 (the “Outstanding 2017 Notes”), 2.750% Senior Notes due 2022 (the “Outstanding 2022 Notes”), 4.000% Senior Notes due 2032 (the “Outstanding 2032 Notes”) and 4.150% Senior Notes due 2042 (the “Outstanding 2042 Notes” and, together with the Outstanding 2015 Notes, the Outstanding 2017 Notes, the Outstanding 2022 Notes and the Outstanding 2032 Notes, the “Outstanding Notes”) and the issuance by (i) Eaton Technologies (Luxembourg) S.à r.l., a société à responsabilité limitée incorporated under

This communication is confidential and may be privileged or otherwise protected by work product immunity.

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Please refer to www.linklaters.com/regulation for important information on our regulatory position.

the laws of the Grand Duchy of Luxembourg, having its registered office at 12, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B-172818 (“Luxco 1”) and (ii) Eaton Controls (Luxembourg) S.à r.l., a société à responsabilité limitée incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 12, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B-9.145 (“Luxco 2”, together with Luxco 1, the “Companies”) of a guarantee (the “Exchange Guarantee”) with respect to the Exchange Notes.

We have taken instructions solely from Eaton Corporation.

Unless otherwise specified, any defined term used in this opinion shall have the same meaning as in the Supplemental Indenture (as defined below).

2	Scope of inquiry

For the purpose of this opinion, we have examined, inter alia, originals, copies or facsimile copies of the following documents:

2.1	a copy of the executed supplemental indenture dated as of 30 November 2012 and entered into by, inter alia, the Companies, (the “Supplemental Indenture”) pursuant to which the Companies have become parties to the indenture dated as of 20 November 2012 and entered into by, inter alia, Turlock Corporation and the Bank of New York Mellon Trust Company, N.A., providing for the guarantee of the Exchange Notes (the “Base Indenture” and together with the Supplemental Indenture the “Indenture”);

2.2	a copy of the executed joinder agreement to registration rights agreement dated 30 November 2012 and entered into by, inter alia, the Companies, (the “Joinder Agreement”) pursuant to which the Companies have become parties to the registration rights agreement dated 20 November 2012 and entered into by, inter alia, Turlock Corporation and the Bank, providing for the exchange of the Outstanding Notes into Exchange Notes (the “Original Registration Rights Agreement” and together with the Joinder Agreement, the “Registration Rights Agreement”);

2.3	an excerpt dated 3 October 2013, obtained from the online services of the Luxembourg Register of Commerce and Companies’ official website pertaining to Luxco 1 (the “Luxco 1 Excerpt”);

2.4	an excerpt dated 3 October 2013, obtained from the online services of the Luxembourg Register of Commerce and Companies’ official website pertaining to Luxco 2 (the “Luxco 2 Excerpt”, together with Luxco 1 Excerpt, the “Excerpts”);

2.5	a certificate of non-inscription of judicial decisions dated 3 October 2013, obtained from the online services of the Luxembourg Register of Commerce and Companies’ official website pertaining to Luxco 1 (the “Luxco 1 Certificate”);

2.6	a certificate of non-inscription of judicial decisions dated 3 October 2013, obtained from the online services of the Luxembourg Register of Commerce and Companies’ official website pertaining to Luxco 2 (the “Luxco 2 Certificate” together with Luxco 1 Certificate, the “Certificates”);

2.7	the coordinated articles of incorporation of Luxco 1 dated 21 May 2013 (the “Luxco 1 Articles”);

2.8	the coordinated articles of incorporation of Luxco 2 dated 25 January 2013 (the “Luxco 2 Articles” and together with the Luxco 1 Articles, the “Articles”);

2.9	the minutes of the meeting of the board of managers of Luxco 1 held on 29 November 2012, authorising, among other things, the entry by Luxco 1 into the Documents (the “Luxco 1 Minutes”); and

2.10	the minutes of the meeting of the board of managers of Luxco 2 held on 29 November 2012, authorising, among other things, the entry by Luxco 2 into the Documents (the “Luxco 2 Minutes”, together with Luxco 1 Minutes, the “Minutes”).

The Indenture and the Registration Rights Agreement are in the following referred to as the “Documents”.

3	Assumptions

For the purpose of this opinion, we have made the following assumptions:

3.1	all copy documents conform to the originals and all originals are genuine and complete;

3.2	each signature on the originals is the genuine signature of the individual concerned;

3.3	the legal capacity and legal right under all relevant laws and regulations of all individuals signing the Documents;

3.4	each person expressed to be a party to the Documents (other than the Companies) is duly incorporated and organised, validly existing under the laws of its jurisdiction of incorporation and/or the jurisdiction of its principal place of business, and is fully qualified and empowered to own its assets and carry on its business in each jurisdiction in which it owns assets and carries on business;

3.5	the Documents have been, or will be, duly authorised, executed and delivered by or on behalf of all relevant parties (other than the Companies) and, when signed by all the parties (other than the Companies), are legal, valid, binding and enforceable against all relevant parties in accordance with its respective terms under the applicable law and all other relevant laws;

3.6	all preconditions to the obligations of the parties under all relevant documents have been satisfied or duly waived and that there has been no breach of the terms of such documents on the date hereof;

3.7	all authorisations and consents of any country which may be required (other than Luxembourg) in connection with the execution, delivery and performance of the Documents and other documents in respect thereof have been or will be obtained;

3.8	the Articles have not been amended and remain in full force and effect without modification;

3.9	the Minutes are true records of the proceedings described therein and were validly passed in a duly convened, constituted and quorate meeting and remain in full force and effect without modification;

3.10	the Certificates and the Excerpts are up-to-date and remain in full force and effect;

3.11	the Companies derive an economic and commercial benefit from the Documents;

3.12	there have been no dealings between the parties which affect the Documents;

3.13	the Companies have their central administration within the meaning of the law of 10 August 1915 on commercial companies, as amended, and/or the centre of their main interests in Luxembourg within the meaning of Council Regulation EC/1346/2000 of 29 May 2000 on insolvency proceedings in Luxembourg; and

3.14	there is nothing under any law (other than the laws of Luxembourg) which would or might affect the opinions hereinafter appearing.

4	Opinion

Based on the documents referred to in paragraph 2 and the assumptions in paragraph 3 and subject to the qualifications in paragraph 5 and to any matters not disclosed to us, we are of the following opinion:

4.1	Luxco 1 has been duly incorporated and is validly existing as a société à responsabilité limitée for an unlimited duration under the laws of Luxembourg. Luxco 1 is duly registered with the Luxembourg Register of Commerce and Companies respectively under Section B number 172.818.

4.2	Luxco 2 has been duly incorporated and is validly existing as a société à responsabilité limitée for an unlimited duration under the laws of Luxembourg. Luxco 2 is duly registered with the Luxembourg Register of Commerce and Companies respectively under Section B number 9.145.

4.3	On the basis of the Certificates, as at 3 October 2013, the Companies have not been declared bankrupt or are not subject to court ordered liquidation (“liquidation judiciaire”), composition with creditors (“concordat préventif de la faillite”), controlled management proceedings (“gestion contrôlée”), suspension of payment (“sursis de paiement”) or provisional administration (“administration provisoire”) in Luxembourg.

4.4	The Companies have the corporate power and authority to enter into the Documents and to exercise their rights and to perform their obligations under the Documents.

4.5	The entry into the Documents and the performance of their obligations under the Documents have been duly authorised, and the Documents have been validly executed by and on behalf of the Companies.

4.6	The entry into and execution by the Companies of the Documents and the performance of their respective obligations under the Documents do not contravene the law of 10 August 1915 on commercial companies, as amended, and the entry into, the execution and the performance of their obligations under the Documents does not contravene or constitute a breach of their Articles.

4.7	Under Luxembourg law, there are no governmental or regulatory consents, approvals or authorisations, registration or similar further acts required by the Companies for their entry into the Documents and the performance of their obligations under the Documents.

5	Qualifications

This opinion is subject to the following qualifications:

5.1	this opinion is subject to all limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors;

5.2	our opinion that the Companies are existing is based on the Articles, the Excerpts and the Certificates. It should be noted that the Excerpts are not capable of revealing conclusively whether or not a winding up petition has been presented because notice of a winding up order or a winding up resolution passed may not be filed immediately with the Luxembourg Register of Commerce and Companies. It should also be noted that the Certificates are not capable of revealing conclusively whether or not a winding up or administration petition or order has been presented or made, a receiver appointed, an arrangement with creditors proposed or approved or any other insolvency proceeding commenced. According to the law of 19 December 2002 on the register of commerce and companies, accounting and companies annual accounts, as amended, the clerk of the commercial court must file notice of a winding up order with the Luxembourg Register of Commerce and Companies within one month from the date of such an order;

5.3	we express no opinion as to the accuracy of any warranties and representations given or made by the Companies (expressly or impliedly), save and insofar as the matters warranted are the subject matter of specific opinions in this letter;

5.4	we do not express any opinion as to any taxation matters;

5.5	we do not express any opinion as to any accounting matters;

5.6	we express no opinion on the validity or enforceability of the Documents;

5.7	we express no opinion on any documents that were not specifically examined by us and that are referred to in the Documents;

5.8	we express no opinion as to the application of the Luxembourg law of 12 July 2013 on alternative investment fund managers to the Companies.

6	Luxembourg law

This opinion is governed by and based upon Luxembourg laws in existence as at the date hereof and as applied by the Luxembourg courts, published and presently in effect. We undertake no responsibility to notify any addressee of any change in the laws of Luxembourg or their construction or application after the date of this opinion.

In this opinion, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may only be relied upon under the express condition that any issues of interpretation arising above will be governed by Luxembourg law and be brought before a Luxembourg court.

We express no opinion as to any laws other than the laws of Luxembourg and we have assumed that there is nothing in any other law that affects our opinion.

7	Reliance

We hereby consent to the filing of this opinion with the US Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act of 1933 or the rules and regulations of the US Securities and Exchange Commission thereunder.

Yours faithfully Linklaters LLP

by:	/s/ Mélinda Perera

Mélinda Perera